Exhibit 4.1

FIRST AMENDMENT TO THIRD SUPPLEMENTAL INDENTURE

THIS FIRST AMENDMENT TO THIRD SUPPLEMENTAL INDENTURE (this “Amendment”), entered into as of October 17, 2014, between General Motors Financial Company, Inc., a Texas corporation (the “Company”), AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantor and the Trustee entered into an Indenture, dated as of July 10, 2014 (the “Base Indenture” and, as supplemented by the first supplemental indenture and second supplemental indenture thereto, each dated as of July 10, 2014, among the Company, the Trustee and the Guarantor, and as further supplemented by the Third Supplemental Indenture, dated as of September 25, 2014 (the “Third Supplemental Indenture”), between the Company, the Guarantor and the Trustee) providing for the issuance by the Company from time to time of one or more series of Securities (the Base Indenture, together with all supplements and amendments thereto is collectively referred to as the “Indenture”);

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without notice to or the consent of any Holder to correct any provision contained in the Indenture which may be defective or inconsistent with any other provision contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors of the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the Holders of the Securities;

WHEREAS, Section 10 of the Global Notes, which is made a part of the Indenture by Section 2.01 of the Third Supplemental Indenture, provides that without the consent of any Holder of a Note (as defined therein), the Indenture or the Notes may be amended to cure any defect or inconsistency provided that such action does not materially adversely affect the interests of the Holders of the Notes or to make any change that would provide additional benefits to the Holders of the Notes or that does not materially affect the legal rights under the Indenture of any Holder of the Notes; and

WHEREAS, the Company has requested the Trustee to execute and deliver this Amendment to the Third Supplemental Indenture as more particularly described below, and in support thereof has delivered an Officers’ Certificate and Opinion of Counsel to the Trustee to the effect that the conditions precedent contained in the Indenture with respect to the execution and delivery of the Amendment have been satisfied and that the Amendment is authorized or permitted by the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Amendment hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Section 3.02(a)(ii) of the Third Supplemental Indenture is hereby deleted in its entirety and replaced with the following:
“(ii)    as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments of principal and interest in respect of the Notes to be redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate plus 30 basis points, plus accrued and unpaid interest thereon to the date of redemption.”

Section 3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Amendment may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. Except as expressly amended and modified by this Amendment, the Indenture shall continue in full force and effect in accordance with its terms. To the extent any of the terms and provisions of the Indenture are inconsistent with the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control.

Section 6. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

General Motors Financial Company, Inc. By:____________________________ Name: Chris A. Choate Title: Executive Vice President and Chief Financial Officer

AmeriCredit Financial Services, Inc. By:_____________________________ Name: Chris A. Choate Title: Executive Vice President and Chief Financial Officer

Wells Fargo Bank, National Association, as Trustee By:________________________________ Name: Patrick T. Giordano Title: Vice President